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                                     FOR:   Jarden Corporation

                             APPROVED BY:   Martin E. Franklin
                                            Chairman and
                                            Chief Executive Officer
                                            914-967-9400

                                 CONTACT:   Investor Relations:
                                            Suzanne Rosenberg/Melissa Myron
                                            Press: Evan Goetz/Jennifer McCullam
                                            212-850-5600

FOR IMMEDIATE RELEASE
---------------------


                   JARDEN COMPLETES DIAMOND BRANDS ACQUISITION

RYE, NEW YORK - FEBRUARY 7, 2003 - JARDEN CORPORATION (NYSE:JAH) today announced it has completed its acquisition of the business assets and certain liabilities of Diamond Brands Operating Corp. and its affiliates ("Diamond Brands") for a purchase price of $108 million. The purchase price net of cash on hand at Diamond Brands was approximately $90 million. The acquisition was financed using cash-on-hand and a drawdown on Jarden's existing revolving credit facility. The acquisition will increase Jarden's annualized revenue base to more than $500 million.

Martin E. Franklin, Chairman and Chief Executive Officer, said, "This immediately accretive acquisition brings the market leading Diamond Brands(R) and Forster(R) brands into our established portfolio of branded consumable products. As a result of the transaction, more than 90% of our total revenue will now be consumer products related."

Diamond Brands, based in Cloquet, MN, employs approximately 600 people and is a leading manufacturer and marketer of niche consumer products for use in the home including kitchen matches, toothpicks, plastic cutlery, straws, clothespins and wooden crafts, sold primarily under the Diamond Brands(R) and Forster(R) trademarks.

Mr. Franklin continued, "The Diamond Brands acquisition will allow us to further integrate our distribution channels, thereby strengthening our relationships with our retail customers. We believe there are significant opportunities to expand the base business and introduce new products under the Diamond Brands(R) name in the future."


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JARDEN COMPLETES DIAMOND BRANDS ACQUISITION                              PAGE 2


Jarden Corporation is a leading provider of niche consumer products used in the home under leading brand names including Ball(R), Bernardin(R), Diamond Brands(R), FoodSaver(R), Forster(R) and Kerr(R). In North America, Jarden is the market leader in several niche categories, including home canning, home vacuum packaging, kitchen matches, plastic cutlery and toothpicks. Jarden also manufactures a wide array of plastic products for third party consumer product and medical companies, as well as its own businesses.

Note: This news release contains "forward-looking statements" within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the outlook for Jarden's markets and the demand for its products. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company's periodic and other reports filed with the Securities and Exchange Commission.

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